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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE INVESTMENT
                           COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
     VEL Account III of Allmerica Financial Life Insurance and Annuity Company

Address of Principal Business Office:
     440 Lincoln Street, Worcester, Massachusetts 01653

Telephone Number :
     (508) 855-1000

Name and Address of Agent for Service of Process:
     Abigail M. Armstrong
     Secretary and Counsel
     Allmerica Financial Life Insurance and Annuity Company
     440 Lincoln Street
     Worcester, MA 01653

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant top Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
          Yes    X            No
             --------            --------

                                 SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Worcester and the Commonwealth of Massachusetts on the 25th day of June, 1998.


                    VEL Account III of
                    Allmerica Financial Life Insurance and Annuity Company
                    ------------------------------------------------------
                    (Registrant)


                    By:  /s/ Sheila B. St. Hilaire
                         ------------------------------------
                         Sheila B. St. Hilaire
                         Assistant Vice President and Counsel



Attest:  /s/ Thomas A. Pierce
         --------------------
          Thomas A. Pierce
          Assistant Vice President and Counsel